Exhibit 10.5

TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN

HOLCIM LTD

AND

HOLCIM TECHNOLOGY LTD

AND

AMRIZE LTD

DATED AS OF [●]

SCHEDULES

Schedule A	Licensed House Marks
Schedule B	Licensed Product Marks

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between, on the one hand, Holcim Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-100.136.893 and its registered office at Grafenauweg 10, 6300 Zug, and Holcim Technology Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-108.813.148 and its registered office at Grafenauweg 10, 6300 Zug (Holcim Ltd and Holcim Technology Ltd, individually and collectively, “Holcim” or “Licensor”), and on the other hand, Amrize Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-238.689.758 and its registered office at Grafenauweg 8, 6300 Zug (“SpinCo” or “Licensee”, and each of Holcim and SpinCo, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Holcim Ltd and SpinCo, or certain of their respective Affiliates, have entered into that certain Separation and Distribution Agreement, dated as of [●], as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Separation Agreement”), pursuant to which Holcim is being separated into two separate, publicly traded companies, one for each of (i) the Holcim Business and (ii) the SpinCo Business;

WHEREAS, Holcim or another member of the Holcim Group is the owner of the Licensed Marks; and

WHEREAS, in connection with the Separation Agreement, Holcim (as Licensor) wishes to grant a license to SpinCo (as Licensee) to use the Licensed Marks on a transitional basis in connection with the applicable Licensed Products and Associated Materials during transition to new names and brands to be used in connection with the SpinCo Business, as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATION

Section 1.1          General.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.  Capitalized terms that are not defined in this Agreement shall have the meanings set forth in the Separation Agreement.

(a)         “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, following the Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having common stockholders or one or more directors in common.  As used in this Section 1.1(a), “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

(b)         “Agreement” has the meaning set forth in the Preamble to this Agreement.

(c)        “Associated Materials” means packaging, literature, labeling, catalogs, advertising and promotional materials, displays, signs, signage, publications, business cards, checks, stationery, equipment, vehicles and other like or similar materials and items (whether printed, electronic or otherwise) to the extent used in connection with the applicable Licensed Products.

(d)         “Brand Manual” means Licensor’s written guidelines that are generally applicable for the form in which the Licensed Marks are presented, to the extent that a copy of such guidelines has been provided to Licensee prior to the Effective Date.

(e)         “Change of Control” means, with respect to a Party, directly or indirectly: (i) an acquisition, reorganization, merger, consolidation, or ownership of such Party (or any Affiliate of such Party that directly or indirectly controls such Party) by or with any Third Party, or any other transaction or series of transactions, pursuant to which any Third Party, together with Affiliates of such Third Party, directly or indirectly acquires or possesses beneficial ownership of more than fifty percent (50%) of the combined voting power or voting securities of such Party (or any Affiliate of such Party that directly or indirectly controls such Party) or the surviving entity from such transaction or series of related transactions; (ii) the sale, lease, conveyance, transfer to or possession by a Third Party of more than fifty percent (50%) of such Party’s business or assets in one transaction or a series of transactions; (iii) any transaction pursuant to which any Third Party obtains the power to directly or indirectly control the composition of more than fifty percent (50%) of the board of directors or other similar governing body of a Party (or any Affiliate of such Party that directly or indirectly controls such Party); or (iv) any other transaction in which a Third Party otherwise becomes or has become the beneficial owner of more than fifty percent (50%) of the outstanding voting securities of such Party (or any Affiliate of such Party that directly or indirectly controls such Party).  As used in this Section 1.1(e), “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

(f)         “Confidential Information” has the meaning set forth in Section 9.1.

(g)        “Control” or “Controlled” means, with respect to any Trademark, such Trademark is both owned by the applicable Person and such Person has the ability to grant a license or other rights in, to and under such Trademark on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without breaching any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, or violating any applicable Law.

(h)         “Disclosing Party” has the meaning set forth in Section 9.2.

(i)          “Dispute” has the meaning set forth in Section 10.2.

(j)          “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(k)        “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

(l)          “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including NYSE, SIX and any similar self-regulatory body under applicable securities Laws.

(m)        “Holcim” has the meaning set forth in the Preamble to this Agreement.

(n)        “Licensed Field” means (i) with respect to the Licensed House Marks, the use of such Licensed House Marks in the field of the SpinCo Business as conducted as of the Effective Date and natural evolutions thereof, and (ii) with respect to the Licensed Product Marks, the use of such Licensed Product Marks on, or in connection with the manufacturing, marketing, promotion, distribution and sale of, Licensed Products.

(o)          “Licensed Marks” means, to the extent Controlled by Holcim or its Affiliates as of the Effective Date, (i) the Trademarks that are set forth on Schedule A (the “Licensed House Marks”), and (ii) the Trademarks that are set forth on Schedule B (the “Licensed Product Marks”).

(p)         “Licensed Products” means any products or services offered by SpinCo or any of its Affiliates as of the Effective Date in the SpinCo Business that bear, or are offered in connection with, the Licensed Marks, and any immaterial improvements or modifications thereto.

(q)         “Licensee” has the meaning set forth in the Preamble to this Agreement.

(r)          “Licensee Indemnitees” has the meaning set forth in Section 6.3.

(s)          “Licensor” has the meaning set forth in the Preamble to this Agreement.

(t)          “Licensor Indemnitees” has the meaning set forth in Section 6.2.

(u)         “Material Change” has the meaning set forth in Section 3.3(a).

(v)         “New Materials” has the meaning set forth in Section 3.3(a).

(w)        “Party” has the meaning set forth in the Preamble to this Agreement.

(x)       “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

(y)         “Product Registration” means those product registrations, certifications, licenses and permits issued by a Governmental Authority that require Licensee or any of its Affiliates, as applicable, to use the applicable Licensed Marks in connection with the applicable Licensed Products.

(z)         “Receiving Party” has the meaning set forth in Section 9.2.

(aa)       “Reference Period” has the meaning set forth in Section 2.4.

(bb)       “Required Name Change” has the meaning set forth in Section 2.1(b).

(cc)       “Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

(dd)       “SpinCo” has the meaning set forth in the Preamble to this Agreement.

(ee)       “Sublicensee” has the meaning set forth in Section 2.2.

(ff)        “Term” means the period commencing on the Effective Date and ending on the date that is thirty (30) months after the Effective Date, except for such shorter periods with respect to particular Licensed Marks as set forth on Schedule A or Schedule B, except as earlier terminated pursuant to Article VII.

(gg)      “Territory” means (i) with respect to each Licensed House Marks, the territory set forth for such Licensed House Mark on Schedule A, and (ii) with respect to each Licensed Product Mark, the territory set forth for such Licensed Product Mark on Schedule B.

(hh)       “Third Party” means any Person other than Holcim, SpinCo and their respective Affiliates.

(ii)        “Trademarks” means any trademarks, service marks, certification marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, and other similar designations of source or origin, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

ARTICLE II
LICENSE

Section 2.1          License Grant.

(a)        Subject to the terms and conditions of this Agreement, Licensor hereby grants, and shall cause its Affiliates to grant, to Licensee an exclusive (except as provided in Section 2.6 or otherwise set forth in Schedule A or Schedule B, respectively), sublicensable (to the extent permitted in Section 2.2), non-assignable and non-transferable (in either case, except as provided in Section 10.6), and fully paid-up (and without separate consideration) license during the Term to use the Licensed Marks (including on or in connection with Associated Materials) in the Licensed Field in the Territory.  Notwithstanding the foregoing, Licensee’s rights to use domain names and social media addresses (and similar or successor addresses) containing the Licensed House Marks and Licensed Product Marks shall be limited to those uses expressly permitted in Schedule A and Schedule B, respectively.  Licensee shall, and shall cause its Affiliates and any other Sublicensees to, transition from, and phase-out use of, the Licensed Marks as soon as reasonably practicable and in any event no later than the expiration or earlier termination of this Agreement (or such applicable shorter period set forth herein).  This Section 2.1 does not include any rights to use any of the Licensed Marks as all or part of any corporate name, trade name or fictitious name for SpinCo or its Affiliates, except for such uses by the SpinCo Group of the Licensed House Marks as of the Effective Date and subject to Section 2.3.

(b)       Promptly following the Effective Date, Licensee shall, and shall cause its applicable Affiliates to, request any approvals required from a Third Party (including any necessary Governmental Approvals), to (i) change the corporate names, trade names and fictitious names of Licensee and its Affiliates to corporate names, trade names or fictitious names that do not contain, and are not confusingly similar to or derivative of, the Licensed House Marks, (ii) change any corporate names, trade names and fictitious names that are associated with any Product Registration of Licensee or its Affiliates to corporate names, trade names or fictitious names that do not contain, and are not confusingly similar to or derivative of, the Licensed House Marks, and (iii) otherwise cease using the Licensed House Marks in their corporate names, trade names and fictitious names in a manner that is compliant with applicable Law (each of the foregoing clauses (i)-(iii), a “Required Name Change”).

Section 2.2          Sublicenses.  Licensee may not sublicense the licenses and rights granted to Licensee under Section 2.1, other than (i) to its Affiliates, and (ii) to Third Parties in the ordinary course of business, to the extent solely for the benefit of Licensee or its Affiliates (and not for the independent use of any Third Party), in each case of the foregoing clauses (i)-(ii) through multiple tiers (each such Affiliate or Third Party, a “Sublicensee”).  All sublicenses granted hereunder shall contain provisions that are consistent with (and do not conflict with) the terms and conditions of this Agreement.  Each material sublicense granted hereunder to a Third Party shall be granted pursuant to a written agreement which does not conflict with the terms and conditions of this Agreement.  Licensee shall promptly notify Licensor in writing of any new material sublicenses it has granted to Sublicensees who are Third Parties.  For clarity, granting a sublicense shall not relieve Licensee of any obligations hereunder, and Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to Licensee.

Section 2.3         Historical References and Fair Use.  Notwithstanding anything in this Agreement to the contrary, Licensee and its Affiliates shall have the right, at all times after the Effective Date, to (i) keep internal records and other internal historical or archived documents containing or referencing the applicable Licensed Marks, (ii) use the applicable Licensed Marks to the extent that Licensee or a Third Party would be permitted do so as a fair use or other similar doctrine under applicable Law, and (iii) make true and complete references to the historical fact that Licensee and its Affiliates conducted their respective businesses using the applicable Licensed Marks prior to the end of the Term.

Section 2.4        Use in Ordinary Course.  Licensee shall not, and shall cause its Affiliates not to, use the applicable Licensed Marks except in the ordinary course of operating the SpinCo Business, and consistent with past practice of the SpinCo Business during the twelve (12)-month period immediately preceding the Effective Date (“Reference Period”).

Section 2.5          Trademark Notices.  Licensee shall, and shall cause its Affiliates to, use commercially reasonable efforts to include appropriate trademark notices (including, if and as applicable to Licensee, in compliance with the Brand Manual), but only to the extent such trademark notices were included as of the Effective Date.

Section 2.6          Restrictions on Licensor.  Notwithstanding the grant of exclusive rights as expressly set forth in Section 2.1, Licensor and its Affiliates may use the Licensed Marks in the Territory with respect to uses that are solely directed outside the Territory, including where the use or communication by its very nature is accessible or observable from the Territory (e.g., website use directed to jurisdictions outside the Territory) or such use in the Territory is otherwise solely directed to the Holcim Business outside the Territory (e.g., trade shows or business meetings attended by Holcim or its Affiliates in the Territory solely for purposes of making sales or providing goods or services outside the Territory); provided, that such use is usual and customary in the trade, and at the reasonable request of SpinCo, Holcim shall reasonably cooperate to minimize any potential for confusion or mistake based on such use.

Section 2.7          Reservation of Rights.  Except as expressly provided in the Separation Agreement or any other Ancillary Agreement (including this Agreement), Licensor reserves its and its Affiliates’ rights not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon Licensee, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of Licensor’s or its Affiliates’ other Intellectual Property.

ARTICLE III
QUALITY CONTROL

Section 3.1        Quality.  Licensee acknowledges and is familiar with the high standards, quality, style and image of the applicable Licensed Marks as used in the SpinCo Business during the Reference Period, and Licensee shall, and shall cause its Affiliates to, use and conduct its business in connection with the applicable Licensed Marks in a manner consistent with these standards, quality, style and image.  Licensee shall cause all Licensed Products provided by Licensee or its Affiliates under or in association with the applicable Licensed Marks to be of a level of quality that is substantially the same as or exceeds the level of quality of such Licensed Products provided under such Licensed Marks during the Reference Period.  Licensee shall not, and shall cause its Affiliates not to and not permit its Sublicensees to, commit any act which would reasonably be expected to (i) bring any of the Licensed Marks into disrepute, (ii) damage the goodwill or reputation of any of the Licensed Marks, or (iii) adversely affect the value or strength of any of the Licensed Marks or registrations thereof.

Section 3.2          Compliance with Brand Manual.  Licensee shall, and shall cause its Affiliates and Sublicensees to, present the Licensed Marks in a manner consistent with the Brand Manual in all material respects.

Section 3.3          Pre-Approval; Samples; Inspection.

(a)         Prior to use of any material bearing any Licensed Marks that differs in any material manner with respect to the content of such material, the appearance or placement of such Licensed Marks on such material, or the context or manner for which such material is used from that or any substantially similar material in use at any time during the Reference Period (a “Material Change”), Licensee shall send to Licensor for review and approval (including compliance with this Agreement) a true and accurate sample of such material (“New Materials”).  If Licensor reasonably requires modifications to such New Materials to bring the use of the Licensed Marks on the New Materials into material conformity with the Brand Manual (if appliable) or other standards set forth herein, Licensee will so modify such New Materials prior to use.  If Licensor does not object to or otherwise respond to Licensee’s request for review and approval of the New Materials within thirty (30) days of Licensor’s receipt of said materials, then consent by Licensor to use of the materials shall be deemed granted without further action.  Subject to Section 3.3(b), Licensee is entitled to reuse any New Materials for which such approval has been granted without making any further submission to Licensor for any further approval of such New Materials; provided, that there is no further Material Change to any such approved New Materials.

(b)       Without limiting Section 3.3(a), at the reasonable request of Licensor from time to time, but not more than once per calendar year during the Term, Licensee shall submit to Licensor representative samples of uses (or, where reasonably practicable, images thereof) of the applicable Licensed Marks, including any New Materials, for purposes of Licensor confirming compliance with this Agreement.

(c)         Licensee hereby acknowledges and agrees that Licensor’s approval of Licensee’s compliance with the quality standards hereunder shall not be deemed an approval or confirmation of Licensee’s and its Affiliates’ labeling, advertising or promotional materials for any other purpose, including whether such labeling, advertising or promotional practices or such New Materials satisfy or comply with Law.

Section 3.4          Trademark Notices.  Licensee shall, and shall cause its Affiliates and Sublicensees to:

(a)          establish and maintain (as applicable) trademark ownership footnotes in compliance with the applicable Brand Manual on principal website pages under its control that display the Licensed Marks to include the following (or a substantially similar) legend: “® (or ™, as applicable) Trademark of Holcim Ltd or an affiliated company of Holcim Ltd,” unless otherwise authorized in writing by Licensor; and

(b)         use commercially reasonable efforts to include the following attribution on new Associated Materials that are created, prepared or printed after the Effective Date for all Licensed Products that bear or are marketed under any of the Licensed Marks: “[Licensed Mark(s)] are trademarks of Holcim Ltd or an affiliated company of Holcim Ltd” or similar attribution language.

Section 3.5       Compliance.  Licensee shall, and shall cause its Affiliates to, take such actions as are necessary and appropriate to comply in all material respects with all Laws applicable to the packaging, handling, manufacture, distribution or sale of the applicable Licensed Products bearing or marketed under the applicable Licensed Marks, and to otherwise comply with all applicable Laws in connection with Licensee’s and its Affiliates’ use of the applicable Licensed Marks under this Agreement.  Licensee, at its sole expense, shall be responsible for obtaining and maintaining necessary Governmental Approvals with respect to the manufacture, distribution or sale of the applicable Licensed Products bearing or marketed under the applicable Licensed Marks (including in Licensee’s new name as changed pursuant to the Required Name Change).

ARTICLE IV
OWNERSHIP AND REGISTRATION

Section 4.1          Ownership.  Licensee acknowledges that (i) as between the Parties and their respective Affiliates, Licensor or any of its Affiliates is the owner of the Licensed Marks and all goodwill therein, and (ii) any goodwill accruing from all use of such Licensed Marks under this Agreement will inure solely to the benefit of Licensor and its Affiliates.  To the extent that Licensee or its Affiliates acquires any rights in the Licensed Marks, by operation of law or otherwise, Licensee, on behalf of itself and its Affiliates, hereby irrevocably assigns such rights to Licensor or its designated Affiliate without further action by the Parties (but, for clarity, Licensee shall take any further actions reasonably requested by Licensor to effectuate or otherwise memorialize such assignment).

Section 4.2          Maintenance of Registrations.  Licensor shall be responsible for searching, filing, prosecuting and maintaining the Licensed Marks in its sole discretion.  Licensor shall be responsible for all costs in connection therewith; provided, that Licensee shall be responsible for all out-of-pocket costs associated with Licensor’s searching, filing, prosecuting and maintaining the applicable Licensed Marks if requested in writing by Licensee in the Territory (and only if Licensor agrees to comply with such request, such agreement not to be unreasonably withheld, conditioned or delayed).  In addition, Licensee shall, upon the reasonable request of Licensor, deliver to Licensor necessary specimens or samples of use of a Licensed Mark required by the United States Patent and Trademark Office (or equivalent Governmental Authority in any other jurisdiction) for maintenance of an application or registration of such Licensed Mark.

Section 4.3       Recordation of License.  Upon either Party’s reasonable request, the other Party shall assist the requesting Party at the requesting Party’s expense in preparing instruments to record Licensee or a Sublicensee, as applicable, as licensee of the applicable Licensed Marks with the applicable Governmental Authorities or registrars, in each case in form and substance reasonably acceptable to the Parties (and consistent with the terms hereof) and in accordance with the applicable Law of the jurisdictions to which such instrument pertains.

Section 4.4          No Use or Registration.  Except as expressly permitted under this Agreement or another Ancillary Agreement, during and after the Term, this Agreement does not grant Licensee or its Affiliates and other Sublicensees any right to (i) seek to register anywhere in the world the Licensed Marks or any Trademark containing, confusingly similar to, or derivative of, any such Licensed Marks, (ii) use the Licensed Marks in any manner other than as licensed hereunder, or (iii) use any Trademark containing, confusingly similar to, or derivative of any Licensed Marks.

ARTICLE V
ENFORCEMENT AND DEFENSE

Section 5.1        Proceedings.  As between the Parties, Licensor shall have the sole and exclusive right, at Licensor’s expense, to elect to bring a Proceeding or enter into settlement discussions regarding, or otherwise seek to resolve, any infringement, or other violation, or allegations of invalidity or unenforceability, of the Licensed Marks.  The Parties acknowledge and agree that Licensor shall have no obligation to enforce or defend the Licensed Marks in accordance with the foregoing; provided, that in the event that a third-party infringement or other violation of the Licensed Marks materially and adversely affects the SpinCo Business, then Licensee may request (which request Licensor shall not unreasonably deny, condition or delay) that Licensor reasonably cooperate with Licensee at Licensee’s expense, for Licensor to bring a Proceeding against or otherwise reasonably resolve such infringement or other violation.  In no event shall Licensor be obligated to accept any settlement that, in the reasonable opinion of Licensor, negatively impacts (including the registration, reputation or value of) any Licensed Marks or that imposes any obligation on Licensor or its Affiliates.

ARTICLE VI
DISCLAIMER, LIMITATION OF LIABILITY, AND INDEMNIFICATION

Section 6.1      Disclaimer of Representations and Warranties.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THIS AGREEMENT OR IN ANY OF THE OTHER ANCILLARY AGREEMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT OR OTHER VIOLATION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THIS AGREEMENT OR IN ANY OF THE OTHER ANCILLARY AGREEMENTS.  WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE EXISTENCE OR ABSENCE OF FAULTS, IF ANY, IN THE LICENSED MARKS, AND LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

Section 6.2        Indemnification by Licensee.  Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Licensor Indemnitees”), from and against any and all Indemnifiable Losses to the extent arising out of or resulting from (i) any claim by a Third Party arising from the use of the Licensed Marks by Licensee or its Affiliates or Sublicensees, or (ii) any breach by Licensee or its Affiliates or Sublicensees of this Agreement, other than claims to the extent (A) arising out of a breach of this Agreement by Licensor or fraud, bad faith, gross negligence or willful misconduct of Licensor or its Affiliates or (B) subject to indemnification by Licensor pursuant to Section 6.3.

Section 6.3        Indemnification by Licensor.  Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Licensee Indemnitees”) from and against any and all Indemnifiable Losses to the extent arising out of or resulting from (i) any breach by Licensor of this Agreement, or (ii) arising from the fraud, bad faith, gross negligence or willful misconduct of Licensor or its Affiliates, other than claims to the extent arising out of a breach of this Agreement by Licensee or fraud, bad faith, gross negligence or willful misconduct of Licensee or its Affiliates.

Section 6.4          Exclusive Remedy.  Except for the entitlement to specific performance or other equitable remedy, each solely as contemplated by Section 10.10, the remedies provided in this Article VI shall be deemed the sole and exclusive remedies of the Parties with respect to the subject matters of this Agreement, and the Parties each hereby waive to the extent permitted by applicable Law any other remedy, to which they or any of their respective Licensor Indemnitees and Licensee Indemnitees are entitled to indemnification hereunder may have at law or in equity with respect thereto.

Section 6.5         Indemnification Procedures.  The indemnification procedures set forth in Section 6.4, Section 6.5, Section 6.7 and Section 6.8 of the Separation Agreement shall apply to the matters indemnified hereunder, mutatis mutandis.

ARTICLE VII
TERMINATION

Section 7.1          Termination.

(a)         The Parties may terminate this Agreement, in whole or in part, by mutual written consent of the Parties.

(b)        This Agreement may be terminated by Licensor upon thirty (30) days’ written notice by Licensor to Licensee if Licensee is in material breach of this Agreement and fails to cure such breach within such thirty (30)-day period; provided, that Licensee shall not be deemed in breach of this Agreement if and to the extent such breach is caused by Licensor or its Affiliates under the Separation Agreement or another Ancillary Agreement.

(c)         Each Party shall promptly provide the other Party with written notice upon execution of any agreement providing for a Change of Control of such Party, or a direct or indirect assignment or transfer (in whole or in part) of this Agreement to a Third Party, within seventy-two (72) hours of the execution of such agreement, including identifying the Person(s) who are counterparties to such Change of Control or assignees or transferee of all or a portion of this Agreement.  The Party not undergoing such Change of Control or not undertaking such assignment or transfer, as applicable, shall have the right to terminate this Agreement, effective upon at least six (6) months’ prior written notice to the Party undergoing the Change of Control or undertaking the assignment or transfer, as applicable, to the extent related to the licenses and rights granted by the terminating Party to the non-terminating Party.

(d)        In the event that Licensor reasonably believes that Licensee has ceased to exercise its rights hereunder to use a Licensed Mark, Licensor may terminate this Agreement in part solely with respect to such Licensed Mark upon thirty (30) days’ written notice to Licensee, unless Licensee, within such thirty (30)-day period, certifies to Licensor in writing that (i) Licensee has not ceased to exercise its rights hereunder to use such Licensed Mark, or (ii) Licensee intends to resume use of such Licensed Mark hereunder. In the event that Licensee does not actually use the applicable Licensed Mark in a non-de minimis manner within thirty (30) days of providing such a certification to Licensor pursuant to the foregoing clauses (i) or (ii), Licensor may terminate this Agreement in part solely with respect to such Licensed Mark immediately upon written notice to Licensee. For clarity, all other licenses and rights granted under this Agreement that are in effect at the time of a termination under this Section 7.1(d) shall remain in full force and effect.

Section 7.2         Consequences of Expiration or Termination.  In the event that this Agreement expires or is earlier terminated (and, in the event that this Agreement is terminated in part in accordance with Section 7.1, solely to the extent that this Agreement is terminated):

(a)        Licensee and its Affiliates and Sublicensees shall immediately cease all use of the Licensed Marks, and all other applicable rights and obligations of the Parties shall immediately terminate, except that survive pursuant to Section 8.1;

(b)       Licensee and its Affiliates and Sublicensees shall promptly assign to Licensor (or delete if such assignment is not permitted) the domain names and social media addresses (and similar or successor addresses) containing the Licensed Marks; provided, that if any such domain names or social media addresses also contain any Trademark of Licensee or any of its Affiliates or Sublicensees, Licensee in this instance shall stop using and delete or cancel registration of such domain name or social media address; and

(c)         Licensee and its Affiliates shall cancel any licenses recorded pursuant to this Agreement with respect to the Licensed Marks.

ARTICLE VIII
SURVIVAL

Section 8.1       Survival.  Notwithstanding anything to the contrary herein, the following provisions shall survive the expiration or earlier termination of this Agreement: Article I, Section 2.3, Section 4.1, Article VI, Section 7.2, this Section 8.1, Article IX and Article X.

ARTICLE IX
CONFIDENTIALITY

Section 9.1          Confidential Information.  As used herein, “Confidential Information” means any confidential and proprietary information of a Party, regardless of form, which such Party considers to be confidential and proprietary, including information that: (i) if disclosed in writing, is labeled as “confidential” or “proprietary”; (ii) if disclosed orally, is designated confidential at disclosure; (iii) by nature or the circumstances of its disclosure, should reasonably be considered as confidential; or (iv) constitutes information or data related to the Licensed Products, including trade secrets, algorithms, source code, product/service specifications, prototypes, product roadmaps, Software, product pricing, marketing plans, financial data, personnel statistics, methods of manufacturing and processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (A) rightfully becomes publicly available other than by a breach of a duty to the Disclosing Party or violation of Law; (B) is rightfully received by the Receiving Party from a Third Party without any obligation of confidentiality; (C) as evidenced by the Receiving Party’s written records, is rightfully known to the Receiving Party without any limitation on use or disclosure prior to its receipt from the Disclosing Party; or (D) is independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

Section 9.2       Confidentiality Obligations.  Each Party and its Affiliates that receives, obtains or otherwise become aware of under or in connection with this Agreement (the “Receiving Party”) any Confidential Information of the other Party or its Affiliates (the “Disclosing Party”), respectively, agrees to (i) keep the Disclosing Party’s Confidential Information confidential, (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations, exercise its rights under this Agreement or otherwise in connection with a Dispute, (iii) use a reasonable degree of care in keeping the Disclosing Party’s Confidential Information confidential, and (iv) limit access to the Disclosing Party’s Confidential Information to its personnel, Affiliates, assignees, contractors, subcontractors, Sublicensees, authorized representatives and advisors (including any financial, tax, legal and technical advisors), in each case, who have a need to access or know such Confidential Information for the purpose of performing its obligations and exercising its rights under this Agreement and who have been apprised of these confidentiality obligations.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to grant to the Receiving Party any rights in or to any Confidential Information of the Disclosing Party.

Section 9.3         Disclosure Required by Law.  In the event that the Receiving Party is requested or required by Law (including subpoena or court order) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permissible, provide prompt written notice to the Disclosing Party of such request or requirement, so that the Disclosing Party will have a reasonable opportunity to seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, the Receiving Party shall reasonably cooperate with the Disclosing Party in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law.  If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Article IX; provided, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such Law.  Similarly, with respect to any disclosure of Confidential Information in connection with a Dispute, the Receiving Party shall exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any Confidential Information of the Disclosing Party prior to its disclosure.

Section 9.4         Disclosure in Connection with Due Diligence.  The terms of this Agreement shall be the Confidential Information of both Parties.  A Party may provide this Agreement to any Third Party, subject to confidentiality obligations no less restrictive than those set forth in this Article IX, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such Third Party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).

ARTICLE X
MISCELLANEOUS

Section 10.1       References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Unless the context otherwise requires: (i) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (ii) references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement (unless expressly stated otherwise); (iii) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; (iv) the word “or” shall have the inclusive meaning represented by the phrase “and/or”; (v) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (vi) any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; (vii) unless the context requires otherwise, any references in this Agreement to “Holcim” shall also be deemed to refer to the applicable member of the Holcim Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Holcim or SpinCo shall be deemed to require Holcim or SpinCo, as the case may be, to cause the applicable members of the Holcim Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”; (ix) all references to “$” or dollar amounts are to the lawful currency of the United States of America; (x) any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement; and (xi) references in this Agreement to any time shall be to New York, New York time unless otherwise expressly provided herein.

Section 10.2        Dispute Resolution.  The Parties acknowledge and agree that Article VIII of the Separation Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to any dispute, controversy, or claim arising out of or relating to this Agreement, including the breach, termination, or validity thereof, and any question of the arbitrators’ jurisdiction, the arbitrability of any claim, or the existence, scope or validity of this arbitration agreement (each a “Dispute”).

Section 10.3       Notices.  Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (i) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.3 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.3 (excluding “out of office” or other automated replies)), (ii) when delivered, if delivered personally to the intended recipient, and (iii) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth below (or at such other address for a Party as shall be specified from time to time in a notice given in accordance with this Section 10.3):

If to Holcim:

Holcim Ltd
[●]

If to SpinCo:

Amrize Ltd
[●]

Section 10.4        Waiver.

(a)         Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b)         No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5       Modification or Amendment.  This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.6        No Assignment; Binding Effect.  This Agreement, and any of the rights, interests or obligations under this Agreement, may not be assigned or transferred, in whole or in part, by operation of Law or otherwise, by either of the Parties without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that (i) each Party may assign or transfer, in whole or in part, by operation of Law or otherwise, this Agreement to one or more of its Affiliates, (ii) Holcim may assign or transfer, in whole or in part, by operation of Law or otherwise, any of the foregoing to the successor to all or a portion of the business or assets to which this Agreement relates, and (iii) SpinCo may assign or transfer, in whole or in part, by operation of Law or otherwise, any of the foregoing to the successor to all or a portion of the business or assets to which this Agreement relates; provided, further, that (A) the assigning or transferring Party shall promptly notify the non-assigning or non-transferring Party in writing of any assignments or transfers it makes under the foregoing clauses (ii) or (iii), (B) the party to whom this Agreement is assigned or transferred shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned or transferred, and (C) any such assignment or transfer to a Third Party shall be subject to the termination rights and other provisions of Article VII.  For clarity, the foregoing in this Section 10.6 shall not prohibit a Change of Control of either Party (and any such Change of Control shall be subject to the termination rights and other provisions of Article VII).  Any purported assignment in violation of this Section 10.6 shall be void ab initio.  No assignment or transfer shall relieve the assigning or transferring Party of any of its obligations under this Agreement that accrued prior to such assignment or transfer unless agreed to by the non-assigning or non-assigning Party.

Section 10.7       Third Party Beneficiaries.  Except with respect to each Party’s indemnification obligations hereunder, this Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer Third Party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

Section 10.8        Titles and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.9        Governing Law.  This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of law principles of the State of Delaware, including, without limitation, Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 10.10     Specific Performance.  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity, without proof of actual damages and in addition to any other remedy to which they are entitled in Law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 10.11    Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 10.12    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.13    No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.14     Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING ARISING OUT OF OR RELATING TO A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15     Complete Agreement.  This Agreement, including the exhibits and schedules attached hereto, and the Separation Agreement and other Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  Notwithstanding anything to the contrary in this Agreement or the Separation Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of the Separation Agreement, (i) the provisions of this Agreement shall prevail to the extent related to the subject matter hereof, and (ii) the provisions of the Separation Agreement shall prevail otherwise.

Section 10.16     Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HOLCIM LTD

By:
Name:	[●]
Title:	[●]

By:
Name:	[●]
Title:	[●]

HOLCIM TECHNOLOGY LTD

By:
Name:	[●]
Title:	[●]

By:
Name:	[●]
Title:	[●]

AMRIZE LTD

By:
Name:	[●]
Title:	[●]

By:
Name:	[●]
Title:	[●]